EXHIBIT 3.2

                               TRION, INC.
                        ARTICLES OF INCORPORATION
                           (COMPOSITE VERSION)

       1.  The name of the corporation is Trion, Inc.

       2. The location and post office address of its registered office in the Commonwealth of Pennsylvania is 1500 Oliver Building, Pittsburgh, Allegheny County, Pennsylvania 15222.

       3. The purpose or purposes of the corporation are: The corporation shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Pennsylvania Business Corporation Law, as amended, under which said law the corporation is incorporated, including without limitation the power to engage in manufacturing of every kind and character whatsoever.

       4.  The term of its existence is perpetual.

       5. The corporation shall have the authority to issue 20,000,000 shares of Common Stock of the par value of $0.50 per share.

       6. If any person, firm, corporation or other entity (hereinafter called an "Entity") or any person, firm, corporation or other entity controlling an Entity, controlled by an Entity or under common control with an Entity, or any group of which an Entity or any of the foregoing persons, firms, corporation, or other entities are members, or any other group controlling an Entity, controlled by an Entity, or under common control with an Entity (all of the foregoing persons, firms, corporations and other entities including an Entity being hereinafter collectively referred to as the "Group"), owns of record, or owns beneficially, directly or indirectly, any shares of any class of equity security of the corporation, then any merger or consolidation of the corporation with an Entity, or any sale, lease or exchange of all or substantially all the assets of the corporation or an entity to the other may not be effected without the consent of the holders of at least a majority of the voting securities of the corporation entitled to vote thereon and not owned by the Group as aforesaid, given in person or by proxy at a meeting called for that purpose. For the purposes of this Article 6 the term "Group" includes persons, firms, corporations and other entities acting in concert, whether or not as a formal group shall be deemed to be a Group; and the term "equity security" means any stock or similar security convertible, with or without consideration, into such a security, or carrying any warrant to subscribe to or purchase such a security, or any such warrant or right. The foregoing provisions of this Article 6 are in addition to any other provisions of these Articles or of the laws of the Commonwealth of Pennsylvania and may not be amended or repealed without the consent of the holders of at least eighty percent (80%) of the voting securities of the corporation entitled to vote thereon given in person or by proxy at a meeting called for that purpose.